EXHIBIT 10.1

NITROMED, INC.

SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Agreement”), made this 16th day of May 2005, is entered into by NitroMed, Inc., a Delaware corporation with its principal place of business at 125 Spring Street, Lexington, MA 02421 (the “Company”), and Frank L. Douglas, Ph.D., M.D., Marriot Residence Inn, 6 Cambridge Center, Cambridge, MA  02142  (the “Advisor”).

INTRODUCTION

The Company desires to retain the services of the Advisor as a member of its Scientific Advisory Board (“SAB”), and the Advisor desires to serve as a member of the SAB.  Accordingly, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.  Services.  The Advisor agrees to serve on the SAB and, in connection therewith, to use his best efforts to perform such advisory and related services for the Company as may be reasonably requested from time to time by the Company.  The Company anticipates that the SAB shall meet no more than three (3) times each year, at times and locations to be determined by the Company in consultation with SAB members.  If the Advisor has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting of the SAB, he shall excuse himself from the discussion of such matter.

2.  Term.  This Agreement shall commence on the date hereof and shall continue until April 13, 2009 (such period, as it may be extended in a writing signed by both parties, being referred to as the “Advisory Period”).  Either party to this Agreement may terminate the Advisory Period upon 30 days’ prior written notice to the other party.  In the event of such termination, the Advisor shall be entitled to payment for fees and expenses incurred prior to the effective date of termination.

3.  Compensation.

3.1  Advisory Fees.  The Company shall pay to the Advisor an annual advisory fee of $20,000.00, payable quarterly in arrears and an initial grant of 20,000 common stock options at the time of your appointment.  These 20,000 options will vest in four equal installments beginning on the first anniversary of the grant date and will have an exercise price equal to the fair market value of the common stock on the day of grant.

3.2  Reimbursement of Expenses.  The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, his attendance at SAB meetings within 30 days after receipt of an itemization and documentation of such expenses.

4.  Inventions and Proprietary Information.

4.1  Inventions.  All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others and whether during normal business hours or otherwise, during the Advisory Period or thereafter if resulting or directly derived from Proprietary Information (as defined in Section 4.2(b) below), shall be the sole property of the Company.  The Advisor shall promptly disclose and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

4.2  Proprietary Information.

(a)  The Advisor acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information.  The Advisor agrees that he will not, during the Advisory Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b)  For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of his service as a Advisor to the Company.

(c)  the Advisor’s obligations under this Section 4.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 4.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

(d)  Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, lans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e)  The Advisor represents that his retention as an advisor with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  The Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

4.3  Remedies.  The Advisor acknowledges that any breach of the provisions of this Section 4 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Advisor agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

5.  Independent Contractor Status.  The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6.  Notices.  All  notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section.

7.  Miscellaneous.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by him.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

		By	/s/ L. Gordon Letts
L. Gordon Letts, Ph.D.

		Title:	Senior VP R&D, CSO
ADVISOR

By:	/s/ Frank L. Douglas
Frank L. Douglas, Ph.D., M.D.

Social Security No.: